EXHIBIT 23.1
Consent of F. Robbe International Attorneys at Law

August 15, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Asia Global Holdings Corp. - Form S-8

Gentlemen:

I have acted as counsel to Asia Global Holdings Corp., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 25,000,000 shares of its $0.001 par value common stock, (“Plan Shares”), which are issuable pursuant to the Company’s 2007 Non-Qualified Incentive Stock Compensation Plan. I hereby consent to all references to my firm included in this Registration Statement, included the opinion of legality.

Very truly yours,

By:	/s/ Fletcher A. Robbe Fletcher A. Robbe, Esq.